EXHIBIT 4.1


                           THE BANK OF NEW YORK MELLON
                                 2 HANSON PLACE
                            BROOKLYN, NEW YORK 11217


                               September 17, 2009


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036


                  Van Kampen Unit Trusts, Series 907


Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 907 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on September 16, 2009, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-160644) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.


                                                               Very truly yours,


                                                          By: /s/ TIMOTHY CARSON
                                                              ------------------
                                                                  Vice President